Exhibit 99.1

NEW YORK — March 5, 2018 — Aspen REIT Withdraws its Common Stock From Listing on the NYSE American — Aspen REIT, Inc. (“Aspen REIT”) has issued a notice to the NYSE American LLC (the “NYSE American”) of Aspen REIT’s determination to withdraw its common stock, $0.01 par value per share (the “Common Stock”), from listing and/or registration on the NYSE American. The stated basis for withdrawal of its Common Stock from listing are that (1) on February 21, 2018, Aspen REIT announced its decision to postpone its initial public offering in order to make certain modifications to the structure of the offering, and (2) in order to continue the offering with the modified structure, Aspen REIT has been asked to withdraw its common stock from listing with the NYSE American.

Aspen REIT has not arranged for listing and/or registration on another national securities exchange or for quotation of its Common Stock in a quotation medium as defined by applicable regulations.

Stephane De Baets, Chief Executive Officer, President and Chairman of Aspen REIT commented that Aspen REIT is modifying its offering process in order to complete its initial public offering and NYSE American listing as soon as possible.

About Aspen REIT

Aspen REIT, Inc. intends to own the St. Regis Aspen Resort, a full-service, 179-room luxury hotel with four onsite food and beverage outlets and 29,000 square feet of indoor and outdoor conference and banquet venues with views of the Rocky Mountains. The St. Regis Aspen is managed by a subsidiary of Marriott International Inc. The St. Regis Aspen is located in the famous resort town of Aspen, Colorado, home of year-round events such as The World Cup ski races, The ESPN Winter X Games, The Food & Wine Classic, and The Aspen Music Festival. Aspen REIT intends to be the first single-asset REIT to list on a national exchange and is externally managed by a majority-owned subsidiary of Elevated Returns LLC, a New York-based real estate asset management and advisory firm. For more information, visit www.aspenreit.com.

Cautionary Note Regarding Forward-Looking Statements

This press release may include “forward-looking statements.” To the extent that the information presented in this press release discusses financial projections, information, or expectations about Aspen REIT’s initial public offering, NYSE American listing, business plans, results of operations, the St. Regis Aspen or the Aspen resort market, or otherwise makes statements about future events, such statements are forward-looking. Such forward-looking statements can be identified by the use of words such as “should,” “may,” “intends,” “anticipates,” “believes,” “estimates,” “projects,” “forecasts,” “expects,” “plans,” and “proposes.” Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Forward-looking statements speak only as of the date of the document in which they are contained, and Aspen REIT does not undertake any duty to update any forward-looking statements except as may be required by law.

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